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                                                                    EXHIBIT 12.2

               COMPUTATION OF RATIO OF EBITDA TO INTEREST EXPENSE
                         (IN THOUSANDS, EXCEPT RATIOS)

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
                                                                    SIX MONTHS ENDED
                                        YEAR ENDED                      JUNE 30,
                                       DECEMBER 31,  PRO FORMA    -------------------   PRO FORMA
                                           1995         1995       1995        1996        1996
                                          -------    ---------    -------     -------     -------
EBITDA
  Net income (loss).....................  $ 9,902     $ 12,805     $  (251)    $ 2,336     $ 8,967
  Interest..............................   17,620       24,961       8,493       8,188      12,358
  Taxes.................................   (4,692)      (2,875)         --       1,514       5,666
  DD&A..................................   54,815       79,442      23,442      29,607      41,651
  Amortization of deferred hedge
     revenue............................       --           --          --       1,823       1,824
                                          -------     --------     -------     -------     -------
       EBITDA...........................  $77,645     $114,333     $31,684     $43,468     $70,466
                                          =======     ========     =======     =======     =======
Interest expense........................  $17,620     $ 24,961     $ 8,493     $ 8,188     $12,358
       Ratio of EBITDA to interest
          expense.......................      4.4x         4.6x        3.7x        5.3x        5.7x
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